Exhibit 8.1

Smith, Anderson, Blount,
Dorsett, Mitchell & Jernigan, L.L.P.

lawyers

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	December 21, 2020	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, NC  27609

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of First Citizens BancShares, Inc., a Delaware corporation (“First Citizens”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between First Citizens and CIT Group, Inc., a Delaware corporation (“CIT”).

We hereby confirm to you that the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement constitutes our opinion as to the material United States federal income tax consequences of the merger to U.S. holders of CIT common stock.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.